UNIVERSAL DISPLAY CORPORATION
                          (a development-stage company)

                    NET LOSS PER COMMON SHARE CALCULATION (A)
                                   EXHIBIT 11

                                                                                  Three Months                   Nine Months
                                                                                Ended September 30,          Ended September 30,
                                                                            --------------------------   --------------------------
                                                                                1997           1996          1997           1996
                                                                            -----------    -----------   -----------    -----------
Net loss per common share:
     Net Loss                                                               ($  696,770)   ($  487,353)  ($2,106,443)   ($1,250,413)
Weighted average number of shares outstanding                                 9,150,689      8,937,268     9,009,190      8,505,516

Incremental number of shares related to Common Stock
issuances within 12 months of the initial public offering                          --             --            --             --

Incremental number of shares related to Common Stock options and warrants granted within 12 months of
     the initial public offering                                                   --             --            --          169,513

Adjusted weighted average number of shares outstanding                        9,150,689      8,937,268     9,009,190      8,675,029
                                                                            ===========    ===========   ===========    ===========
Net loss per common share                                                   $     (0.08)   $     (0.05)  $     (0.23)   $     (0.14)
                                                                            ===========    ===========   ===========    ===========


(A) Net loss per common share was calculated by dividing the net loss by the weighted average number of common shares outstanding for the respective periods. Pursuant to the requirements of the Securities and Exchange Commission, Common Stock issued by the Company during the twelve months immediately preceding the initial public offering has been included in the calculation of shares used in computing net loss per common share as if they were outstanding for all periods presented up to the April 1996 public offering. In addition, options and warrants to purchase Common Stock issued by the Company during the 12 months immediately preceding the public offering have been included in the calculation of shares used in computing net loss per common share as if they were outstanding for all periods presented up to the April 1996 public offering (using the treasury stock method and an initial public offering price of $5.00 per share.)



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